EX-15 7 exhibit15.htm EX-15

EXHIBIT 15

GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

REGISTERED AUDITOR'S CONSENT: Unaudited Interim Information

The Board of Directors and Shareholders:

International Endeavors Corporation

We are aware of the incorporation in the Registration Statement of International Endeavors Corporation on Amendment No. 3 to Form S-1 of our reports dated July 1, 2015 and September 10, 2015 with respect to our reviews of the unaudited interim financial statements on the balance sheets of International Endeavors Corporation as of March 31, 2015 and June 30, 2015 and the related statements of operations and cash flows for the three month period ended March 31, 2015 and for the three and six month periods ended June 30, 2015 and 2014 which appear in such Registration Statement.

Dated this 14th day of September, 2015.

/S/ GILLESPIE & ASSOCIATES, PLLC

GILLESPIE & ASSOCIATES, PLLC

Certified Public Accountants